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                                  EXHIBIT 3(b)

           SPECIMEN AGREEMENT BETWEEN PRINCIPAL UNDERWRITER AND DEALER




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                                                                        SPECIMEN
                                                                 BROKER/DEALER'S
                                                                       AGREEMENT

Keyport Life Insurance Company ("Keyport"), Keyport Financial Services Corp. ("KFSC") and Broker/Dealer hereby agree as follows:

1. KFSC is a principal underwriter for variable annuity contracts issued by Keyport pursuant to separate accounts of Keyport and for other contracts issued by Keyport that are subject to registration under the Securities Act of 1933.

2. Broker/Dealer desires to enter into a distribution agreement with KFSC and to have its registered representatives appointed as agents of Keyport for the purpose of selling the contract(s) (hereafter "Contracts") for which a Compensation Schedule has been attached to this Agreement.

3. Broker/Dealer certifies that it is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). Broker/Dealer agrees to abide by all rules and regulations of the NASD and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts.

4. Broker/Dealer will select persons associated with it who are to be appointed as agents of Keyport to solicit applications for the Contracts in conformance with applicable state and Federal laws. No agent will be permitted to solicit for sales of the Contracts in New York or in any other state where Keyport is not authorized to sell such Contracts and Keyport so notifies Broker/Dealer.

5. All solicitations for the Contracts will be made only by duly authorized agents who possess the required licenses and appointments and Broker/Dealer will pay compensation only to such agents. Continued solicitation for the Contracts shall be contingent upon the continued qualification of such agents by possession of the required licenses and appointments.

6. Broker/Dealer shall have the responsibility to supervise all agents appointed under this Agreement and shall indemnify and hold harmless the separate accounts, the eligible mutual funds and their directors and trustees, KFSC, and Keyport from any damage or expenses on account of any wrongful act by Broker/Dealer, its representatives, and agents in connection with the solicitation of Contracts. Keyport and KFSC shall indemnify and hold harmless Broker/Dealer from any damages or expenses on account of any wrongful act by Keyport or KFSC.

7. Broker/Dealer shall review all applications for the Contracts, accept them on Broker/Dealer's behalf, and promptly forward them to Keyport (at the address shown on the then current prospectus for the Contracts) together with any purchase payments received with such applications without deduction for any compensation. Keyport has the right to reject any application for a Contract and return any purchase payment made in connection therewith. Broker/Dealer shall be free to exercise its own judgment in selling Contracts, including the choice of time, place and manner of sale, and shall have no obligation to sell Contracts and failure to sell Contracts shall not be a breach of this Agreement.

8. Broker/Dealer will offer and sell the Contracts only in accordance with the terms and conditions of the then current prospectuses applicable to the Contracts and the eligible mutual funds and will make no representations not included in the prospectuses or in any authorized supplemental material approved by KFSC and Keyport. Broker/Dealer shall not use or permit to be used supplemental material or advertising media with regard to the Contracts other than with the prior written approval of KFSC and Keyport.


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9.   Broker/Dealer is performing the acts covered by this Agreement in the capacity of independent contractor and not as an agent or employee of either KFSC or Keyport. Neither KFSC nor Keyport shall be liable for any obligation, act or omission of Broker/Dealer.

10. Broker/Dealer shall be paid by Keyport (on behalf of KFSC) compensation for the sale of Contracts as set forth in the attached Compensation Schedule(s). Keyport has the right to charge back any such compensation under the conditions stated in such Schedule(s). Any Compensation Schedule can be changed by KFSC and Keyport as of a specified date, provided such date is at least 10 days after the date the change is mailed to Broker/Dealer's last known address. Any such change will apply only to purchase payments received by Keyport after the effective date of the change.

11. This Agreement shall take effect as of the date it is signed by Keyport, which date is shown below. It shall continue in force from year to year unless it is terminated. This Agreement may be terminated for any reason by any party; such termination will become effective 60 days after the mailing of a notice of termination to the other parties last known address. This Agreement may be terminated by KFSC or Keyport for cause (i.e. Broker/Dealer's violation of any of the terms of this Agreement); such termination will become effective on the 10th day after the mailing of a notice of termination to the Broker/Dealer's last known address if Broker/Dealer has not cured the cause by such day. Failure of KFSC or Keyport to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause provided such cause has not been cured in the interim. This Agreement shall immediately terminate automatically if Broker/Dealer shall cease to be a member of the NASD or to possess the requisite licenses and appointments, and Broker/Dealer agrees to immediately notify KFSC and Keyport of such an occurrence. No provisions of this Agreement other than numbers 6, 9, 10 and 12 shall continue in force after any termination.

12. This Agreement may not be assigned by Broker/Dealer except with the written consent of KFSC and Keyport. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


KEYPORT FINANCIAL SERVICES CORP.           _____________________________________
                                                   (NAME OF BROKER/DEALER)

BY: _______________________________   BY: ______________________________________
                                             (SIGNATURE OF AUTHORIZED PERSON)

TITLE:_____________________________

TITLE:____________________________________


DATE:______________________________   DATE:_____________________________________


KEYPORT LIFE INSURANCE COMPANY


BY: _______________________________


TITLE:_____________________________


DATE:______________________________